UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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[ ] Preliminary Information Statement

[ ] Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))[ ]
[X] Definitive Information Statement

M LINE HOLDINGS, INC.
(Name of Registrant As Specified In Charter)

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THIS INFORMATION STATEMENT IS BEING PROVIDED TO
YOU BY THE BOARD OF DIRECTORS OF M LINE HOLDINGS, INC.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY

M Line Holdings, Inc.
2672 Dow Avenue
Tustin, CA 92780
(714) 630-6253

INFORMATION STATEMENT

May 28, 2014

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

GENERAL INFORMATION

To the Holders of Common Stock of M Line Holdings, Inc.:

This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the holders (the “Stockholders”) of common stock, par value $0.001 per share (the “Common Stock”), of M Line Holdings, Inc., a Nevada corporation (the “Company”), to notify the Stockholders that on May 9, 2014, the Company received a unanimous written consent in lieu of a meeting of the holders of a majority of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The holders of a majority of the Common Stock (the “Majority Stockholders”) authorized the following:

  The increase in the number of authorized shares of Common Stock from five hundred million (500,000,000) shares of Common Stock to one billion (1,000,000,000) shares of Common Stock (the “Authorized Share Increase”); and
  Authorizing up to twenty million (20,000,000) shares of “blank-check” preferred stock of the Company, par value $0.001 (the “Preferred Stock Authorization”).

On May 9, 2014, the Board of Directors of the Company (“Board”) approved the Authorized Share Increase and the Preferred Stock Authorization and recommended to the Majority Stockholders that they approve the Authorized Share Increase. On May 9, 2014, the Majority Stockholders approved the Authorized Share Increase and Preferred Stock Authorization by written consent in lieu of a meeting in accordance with the Nevada Revised Statutes. Accordingly, your consent is not required and is not being solicited in connection with the approval of the Authorized Share Increase.

We will mail the Notice of Stockholder Action by Written Consent to the Stockholders on or about May 28, 2014.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

The Board believes the Authorized Share Increase is necessary and advisable in order to maintain the Company’s financing and capital raising ability and to generally maintain our flexibility in today’s competitive and rapidly changing environment.

Accordingly, it is the Board’s opinion that the Authorized Share Increase would better position the Company to attract potential business candidates and provide the Stockholders a greater potential return.

INTRODUCTION

The Nevada Revised Statutes provide that the written consent of the holders of outstanding shares of voting capital stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted can approve an action in lieu of conducting a special stockholders' meeting convened for the specific purpose of such action. The Nevada Revised Statutes, however, require that in the event an action is approved by written consent, a company must provide prompt notice of the taking of any corporate action without a meeting to the stockholders of record who have not consented in writing to such action and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to a company.

In accordance with the foregoing, we will mail the Notice of Stockholder Action by Written Consent on or about May 28, 2014.

This Information Statement contains a brief summary of the material aspects of the Authorized Share Increase and the Preferred Authorization approved by the Board of M Line Holdings, Inc. (the “Company,” “we,” “our,” or “us”) and the Majority Stockholders.

Approval of Majority Stockholders

As of May 9, 2014, there were issued and outstanding 216,413,801 shares of Common Stock. Pursuant to the Nevada Revised Statutes, at least a majority of the voting equity of the Company, or at least 108,206,901 votes, are required to approve the Authorized Share Increase and the Preferred Authorization by written consent. The Majority Stockholders, who hold in the aggregate 108,767,000 votes or approximately 50.4% of the voting equity of the Company, have voted in favor of the Authorized Share Increase and Preferred Stock Authorization thereby satisfying the requirement under the Nevada Revised Statutes that at least a majority of the voting equity vote in favor of a corporate action by written consent.

The following table sets forth the names of the Majority Stockholders, the number of shares held by the Majority Stockholders, the total number of votes that the Majority Stockholders voted in favor of the Authorized Share Increase and the Preferred Stock Authorization and the percentage of the issued and outstanding voting equity of the Company that voted in favor thereof.

Name of Majority Stockholder	Number of Shares of Common Stock Held	Number of Votes that Voted in favor of the Actions	Percentage of the Voting Equity that Voted in favor of the Actions
Anthony Anish	26,432,500	26,432,500	12.214%
Jitu Banker	19,325,000	19,325,000	8.930%
Bruce Barren	18,000,000	18,000,000	8.317%
George Colin	5,790,468	5,790,468	2.676%
Money Line Capital	7,068,478	7,068,478	3.266%
Spagus Capital Partners, LLC	4,900,000	4,900,000	2.264%
Giovanni, LLC	2,675,000	2,675,000	1.236%
Gary Augusta	1,900,000	1,900,000	0.878%

Iconic Holdings	12,952,723	12,952,723	5.985%
Beaufort Capital Partners	8,080,808	8,080,808	3.734%
Mass Media 77 Ltd	2,045,130	2,045,130	0.945%
TOTAL	109,170,107	109,170,107	50.445%

ACTIONS TO BE TAKEN

The Authorized Share Increase and the Preferred Stock Authorization will become effective on the date that we file the Certificate of Amendment to the Company’s Articles of Incorporation, as amended (the “Amendment”) with the Secretary of State of the State of Nevada. We intend to file the Amendment with the Secretary of State of the State of Nevada promptly after the twentieth (20th) day following the date on which this Information Statement is mailed to the Stockholders.

INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AND
AUTHORIZATION OF BLANK CHECK PREFERRED STOCK

GENERAL

The number of authorized shares of our Common Stock will be increased from five hundred million (500,000,000) shares to one billion (1,000,000,000) shares (the “Authorized Share Increase”).

Up to twenty million (20,000,000) shares of “blank-check” preferred stock (the “Blank Check Preferred Stock”) of the Company, par value $0.001 per share, will be authorized (the “Preferred Stock Authorization” and, together with the Authorized Share Increase, the “Actions”).

The primary purpose of the Actions is for general corporate purposes, including, without limitation, capital raising, merger and acquisition opportunities, the issuance of stock dividends or stock splits, and other general corporate purposes.

The effect of the adoption of Actions would be to grant the Board of Directors the authority to issue shares of Common Stock, as well as shares of preferred stock in one or more series, with such rights, preferences and designations, as it deems necessary or advisable without any additional action by the Company’s shareholders, unless otherwise required by law or by the rules and policies of the OTCQB or any other quotation system or exchange upon which the shares of Common Stock of the Company are listed and trade.

The Board of Directors has made no decisions or commitments with respect to the use of the requested shares of Common Stock or Blank Check Preferred Stock, and it has no plans to commence an offering of any of the Company’s shares at this time. The Board believes, however, that the Actions provide the flexibility the Company needs to satisfy its obligation to raise additional capital to support the Company. Approval of the Actions permits the Company to take advantage of opportunities as they arise.

POTENTIAL FOR DILUTION TO THE OWNERSHIP OF EXISTING SHAREHOLDERS AND OTHER EFFECTS OF THE ACTIONS

Pursuant to the Authorized Share Increase, the additional authorized shares of Common Stock may be issued for such consideration, cash or otherwise, at such times and in such amounts as the Board may determine without further shareholder approval, except to the extent that shareholder approval is required by applicable laws, rules or regulations.

The additional shares of Common Stock to be authorized by adoption of the proposed amendment to our Articles of Incorporation would have rights identical to our currently outstanding Common Stock. The Authorized Share Increase will not change the number of shares of stock outstanding, nor will it have any immediate dilutive effect or change the rights of current holders of our Common Stock. However, to the extent that the additional authorized shares are issued in the future, they may dilute the percentage equity ownership of existing shareholders and, depending on the price at which they are issued, may also dilute earnings and book value on a per share basis. The Company’s shareholders have no preemptive rights to subscribe for additional shares of Common Stock when issued, which means that current shareholders do not have a prior right to purchase any newly-issued shares in order to maintain their proportionate ownership of the Company’s Common Stock.

Pursuant to the Preferred Stock Authorization, the availability of undesignated Blank-Check Preferred Stock may have certain negative effects on the rights of holders of the Company’s Common Stock. The actual effect of the issuance of any shares of preferred stock upon the rights of holders of Common Stock cannot be stated until the Board determines the specific rights of the holders of such preferred stock. With regard to the proposed new class of Blank-Check Preferred Stock, the Board’s authority to determine the terms of any such shares of preferred stock would include, but not be limited to, (i) the designation of each class or series and the number of shares that will constitute each such class or series; (ii) the dividend rate for each class or series; (iii) the price at which, and the terms and conditions on which, the shares of each class or series may be redeemed, if such shares are redeemable; (iv) the terms and conditions, if any, upon which shares of each class or series may be converted into shares of other classes or series of shares of the Company, or other securities; and (v) the voting rights for each class or series.

Shares of preferred stock that are issued by the Company and subsequently redeemed or converted into another security of the Company would be available to be reissued by the Company and the Board of Directors may set the terms of the reissued shares as they deem appropriate, in the same manner, and subject to the same limitations, as the authorized preferred shares permit.

POSSIBLE ANTI-TAKEOVER EFFECTS OF THE ACTIONS

Common Stock. The increase in the authorized number of shares of Common Stock could, in some situations, have the effect of discouraging unsolicited takeover attempts or inhibiting the removal of incumbent management and may limit the opportunity for shareholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. For example, the issuance of the newly authorized shares of Common Stock could be used to discourage persons from attempting to gain control of the Company by diluting the voting power of shares then outstanding or increasing the voting power of persons who would support the Board in a potential takeover situation, including by rendering a transaction proposed by such persons more costly, or by preventing or delaying a proposed business combination that is opposed by the Board of Directors of the Company although perceived to be desirable by some shareholders.

Preferred Stock. Pursuant to the Preferred Stock Authorization, the Board of Directors will be authorized to issue 20,000,000 shares of preferred stock in one or more series and with such rights (including voting, dividend and conversion), preferences and designations as the Board of Directors deems necessary or advisable without any action by our shareholders.

The availability of undesignated Blank-Check Preferred Stock may have certain negative effects on the rights of the holders of our Common Stock. The actual effect of the issuance of any shares of Blank-Check Preferred Stock upon the rights of holders of Common Stock cannot be stated until the Board of Directors determines the specific rights of the holders of such Blank-Check Preferred Stock. The proposed amendment will permit the Board of Directors, without future stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights, which are superior to and could adversely affect the voting power or other rights of the holders of our Common Stock. Specifically, we will be in a position to issue securities which would grant to the holders thereof, preferences or priorities over the holders of Common Stock with respect to, among other things, liquidation, dividends and voting. This could result in holders of Common Stock receiving less in the event of a liquidation, dissolution or other winding up of our company, reduce the amount of funds, if any, available for dividends on Common Stock, and dilute the voting power of the holders of our Common Stock.

In addition, Blank-Check Preferred Stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. For example, the Board of Directors could designate and issue a series of preferred stock in an amount that sufficiently increases the number of outstanding shares to overcome a vote by the holders of our Common Stock or with rights and preferences that include special voting rights to veto a change in control. The effect of such provisions could delay or frustrate a merger, tender offer or proxy contest, the removal of incumbent directors, or the assumption of control by shareholders, even if such proposed actions would be beneficial to our shareholders. This could include discouraging bids even if such bid represents a premium over our then existing trading price and thereby prevent shareholders from receiving the maximum value for their shares. Please note that the creation of the Blank-Check Preferred Stock has not been proposed by the Board of Directors for an anti-takeover related purpose and the Board of Directors has no knowledge of any current efforts to obtain control of the Company or to effect large accumulations of our voting stock.

PURPOSE AND EFFECT OF INCREASING THE NUMBER OF AUTHORIZED SHARES AND AUTHORIZING BLANK CHECK PREFERRED STOCK

The Board believes the Actions are necessary and advisable in order to maintain our financing and capital raising ability and to generally maintain our flexibility in today’s competitive and rapidly changing environment. The additional five hundred million (500,000,000) shares of Common Stock, as well as the twenty million (20,000,000) shares of Blank Check Preferred Stock, so authorized will be available for issuance by the Board for stock splits or stock dividends, acquisitions, raising additional capital, stock options or other corporate purposes. The additional shares of Common Stock and the Blank Check Preferred Stock could be used for potential strategic transactions, including, among other things, acquisitions, strategic partnerships, joint ventures, restructurings, business combinations and investments. Assurances cannot be provided that any such transactions will be consummated on favorable terms or at all, that they will enhance stockholder value or that they will not adversely affect the Company’s business or the trading price of the Common Stock. The immediate purpose for increasing the authorized shares is to provide enough shares required for the conversion of outstanding convertible securities. The additional shares of Common Stock may also be used for future issuances of stock options pursuant to employee benefit plans and to provide for issuances to satisfy conversions of future convertible debt or convertible preferred stock. The Company does not anticipate that it would seek authorization from the stockholders for issuance of such additional shares unless required by applicable law or regulations.

The increase in the authorized number of shares of Common Stock and any subsequent issuance of such shares, as well as the existence of Blank Check Preferred Stock, could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. Shares of authorized and unissued Common Stock and/or shares of Blank Check Preferred Stock could (within the limits imposed by applicable law and stock exchange regulations) be issued in one or more transactions which would make a change in control of the Company more difficult, and therefore less likely. Any such issuance of the additional shares of Common Stock or Blank Check Preferred Stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. The Board is not aware of any attempt to take control of the Company and has not presented this proposal with the intention that the increase in the number of authorized shares of Common stock be used as a type of antitakeover device. Any additional Common Stock, when issued, would have the same rights and preferences as the shares of Common Stock presently outstanding.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of May 14, 2014 and as adjusted to reflect the sale of our common stock offered by this prospectus, by (a) each person who is known by us to beneficially own 5% or more of our common stock, (b) each of our directors and executive officers, and (c) all of our directors and executive officers as a group. As of May 14, 2014, there were a total of 216,413,801 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on matters on which holders of voting stock of the Company are eligible to vote. The column entitled “Percentage of Outstanding Common Stock” shows the percentage of voting common stock beneficially owned by each listed party.

The number of shares beneficially owned is determined under the rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which a person or entity has sole or shared voting power or investment power plus any shares which such person or entity has the right to acquire within sixty (60) days of May 14, 2014, through the exercise or conversion of any stock option, convertible security, warrant or other right. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity.

		Percentage
		of
	Common Stock	Common
Name of Beneficial Owner (1)	Beneficially Owned	Stock (2)
Anthony L. Anish (3)	26,432,500	12.214%
Jitu Banker (3)	19,325,000	8.930%
Bruce Barren (3)	18,000,000	8.317%
George Colin (3)	5,790,468	2.676%
Money Line Capital, Inc. (4)	7,068,478	3.266%
17702 Mitchell North, Suite 201
Irvine, CA 92614
All Executive Officers and Directors as a group (4 people)	69,547,968	32.137%
5% Shareholders
Iconic Holdings	12,952,723	5.985%

(1)	Except as otherwise below, the address of each beneficial owner is c/o M Line Holdings, Inc., 2672 Dow Avenue Tustin, CA 92780.

(2)	Applicable percentage ownership is based on 216,413,801 shares of common stock outstanding as of May 14, 2014.

(3)	Indicates officer or director.

(4)	Three of our officers and directors own stock in Money Line Capital, Inc. but none individually or as a group control Money Line Capital’s investment or control decisions.

ADDITIONAL INFORMATION

We are subject to the disclosure requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, file reports, information statements and other information, including annual and quarterly reports on Form 10-K and 10-Q, respectively, with the Securities and Exchange Commission (the “SEC”). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can also be obtained upon written request addressed to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the SEC maintains a web site on the Internet (http://www.sec.gov) that contains reports, information statements and other information regarding issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System.

The following documents, as filed with the SEC by the Company, are incorporated herein by reference:

(1)	Annual Report on Forms 10-K and 10-K/A for the fiscal year ended June 30, 2013 filed on December 31, 2013 and January 2, 2014, respectively;

(2)	Quarterly Report on Forms 10-Q and 10-Q/A for the three months ended September 30, 2013 filed on January 13, 2014 and January 15, 2014, respectively;

(3)	Quarterly Report on Form 10-Q for the three months ended December 31, 2013 filed on February 11, 2014; and

(4)	Current Report on Form 8-K filed on April 3, 2014.

You may request a copy of these filings, at no cost, by writing M Line Holdings, Inc., 2672 Dow Avenue Tustin, CA 92780 or telephoning the Company at (714) 630-6253. Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this Information Statement (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to such previous statement. Any statement so modified or superseded will not be deemed a part of this Information Statement except as so modified or superseded.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to the Company at 2672 Dow Avenue Tustin, CA 92780 or telephoning the Company at (714) 630-6253.

If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may mail notification to, or call the Company at, its principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.

This Information Statement is provided to the holders of Common Stock of the Company only for information purposes in connection with the Actions, pursuant to and in accordance with Rule 14c-2 of the Exchange Act. Please carefully read this Information Statement.

By Order of the Board of Directors

/s/ Bruce Barren
Bruce Barren
Chief Executive Officer
Dated: May 28, 2014